EXHIBIT 12.1


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 KERZNER INTERNATIONAL LIMITED (F/K/A SUN INTERNATIONAL HOTELS LIMITED) AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (In Thousands of Dollars)

                                                                                                           FOR THE SIX MONTHS
                                                                 FOR THE YEARS ENDED DECEMBER 31,            ENDED JUNE 30,
                                                    ----------------------------------------------------   -------------------
                                                      1997       1998       1999       2000       2001       2001       2002
                                                    --------   --------   --------   -------------------   -------------------

 Earnings available for fixed charges:
   Earnings (loss) before income taxes and
    extraordinary item                                92,333     65,755    79,146   (112,791)   32,746      57,972    55,178
   Interest and amortization of debt discount
    and expense                                       24,370      4,516    50,699     45,678    52,702      26,836    20,914
   Interest element of rentals (A)                       879      1,187     1,893      1,963     2,407       1,217     1,202
   Cash distributions received from equity investees   1,589      2,061     2,651      2,848     2,871       1,731     1,611
   Less equity earnings in equity investees           (2,214)    (2,730)   (2,628)    (4,225)   (3,059)     (2,804)   (1,828)
   Amortization of capitalized interest                    -          -     1,417      1,580     1,985         975       980
      Earnings available for fixed charges           116,957     70,789   133,178    (64,947)   89,652      85,927    78,057


 Fixed charges:
     Interest and amortization of debt discount
      and expense                                     24,370      4,516    50,699     45,678    52,702      26,836    20,914
     Capitalized interest                              6,778     35,304     4,865     11,072     1,099         821       160
     Interest element of rentals (A)                     879      1,187     1,893      1,963     2,407       1,217     1,202
        Total fixed charges                           32,027     41,007    57,457     58,713    56,208      28,874    22,276

 Ratio of earnings to fixed charges (B)                 3.65      1.73      2.32          -      1.60        2.98      3.50

 (A)  The Company estimates the interest component of rent expense to be 0.33.

 (B)  Earnings were insufficient to cover fixed charges by $123,660,000 for the year 2000.



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